Exhibit 10.3

[Arlington Asset Investment Corp. Letterhead]

[Date]

Name

Street Address

City, State Zip

Deferred Stock Unit Award Agreement

Dear ________:

THIS DEFERRED STOCK UNIT AGREEMENT (the “Agreement”), effective as of ________ __, 20__ between ARLINGTON ASSET INVESTMENT CORP., a Virginia corporation (the “Company”) and ___________________ (“Participant”), is made pursuant to and subject to the provisions of the Arlington Asset Investment Corp. 2021 Long-Term Incentive Plan (the “Plan”), a copy of which has been made available to the Participant.  All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.Grant of Deferred Stock Units.  Pursuant to Section 8.4 of the Plan, effective as of ________ __, 20__ (the “Date of Grant”), the Company hereby grants to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions of this Agreement, an Other Stock-Based Award in the form of “deferred stock units” (the “DSUs”) with respect to _______ Shares.

2.Vesting of DSUs.  The Participant’s interest in the DSUs shall be vested and nonforfeitable as of the Date of Grant.

3.Settlement of DSUs.  The Participant’s interest in the DSUs shall be settled in one whole Share for each DSU and a single cash payment in lieu of any fractional Share.  The Company shall issue the Shares and make the cash payment to the Participant within thirty days after the earlier of (a) the date of a Change in Control or (b) the later of (x) the first anniversary of the Date of Grant or (y) except as provided in Section 13, the date the Participant Separates from Service.

4.Beneficiary Designation. The Participant may designate one or more beneficiaries to receive any Shares and cash payment that remains payable to the Participant at the time of the Participant’s death.  The Participant may designate one or more beneficiaries only in writing and such designation shall be effective only when received by the Company.  A designation of one or more beneficiaries supersedes the prior beneficiary designation as of the date that the later designation is received by the Company.  If the Participant fails to designate a beneficiary or if no beneficiary survives the Participant, the Participant’s estate shall be deemed to be the beneficiary.

5.Dividend Equivalents.  The Participant shall receive a cash payment from the Company for each DSU equal to the dividend per Share with respect to each cash dividend paid on a Share for which the record date is on or after the Date of Grant and on or before the date that the DSUs are settled in accordance with paragraph 3.  Each cash payment shall be made to the Participant on the date that the related cash dividend is paid to the Company’s shareholders.

6.Separation from Service.  For purposes of this Agreement, the term “Separation from Service” means a separation from service as defined in Treasury Regulation § 1.409A-1(h).

7.Nontransferability.  The DSUs are nontransferable and may not be pledged, assigned or hypothecated.

8.Shareholder Rights.  The Participant shall not have any rights as a shareholder of the Company with respect to the DSUs, but the DSUs include dividend equivalents as described under Section 5.  Upon the issuance of Shares in settlement of the DSUs, the Participant shall have all of the rights of a shareholder of the Company with respect to those Shares, including the right to vote the Shares and the right to receive all dividends on the shares.

9.No Right to Continued Service.  The grant of the DSUs does not give the Participant any right with respect to continuance of service on the Board or with the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s service at any time.

10.Change in Capital Structure.  The number of DSUs shall be adjusted as the Board determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups subdivisions or consolidations of shares, other similar changes in capitalization or such other events as are described in the Plan.

11.Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Virginia.

12.Conflicts.  In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, the provisions of the Plan shall govern.  All references herein to the Plan shall mean the plan as in effect on the Date of Grant.

13.Section 409A. By accepting the grant of the DSUs, the Participant agrees that the DSUs and dividend equivalents granted hereunder are intended to be compliant with Section 409A of the Code and the regulations promulgated thereunder and shall be limited, construed and interpreted as such, including, without limitation, by delaying the issuance of Shares contemplated hereunder, if necessary to comply with Section 409A.  The Participant agrees that the Company may unilaterally modify this Award Agreement to fulfill this intent. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.  For purposes of applying the provisions of Section 409A of the Code to this Agreement, each separately identified amount to which the Participant is entitled shall be treated as a separate payment. Notwithstanding anything in this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Deferred Stock Unit that is “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s Separation from Service shall be made to such Participant prior to the date that is six months after the date of such Participant’s Separation from Service or, if earlier, the date of the Participant’s death.  Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

14.Participant Bound by Plan.  The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and agrees to be bound by all the terms and provisions of the Plan.

15.Binding Effect.  Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer and the Participant has signed this Agreement as of the date first written above.

ARLINGTON ASSET INVESTMENT CORP.[PARTICIPANT]

By:

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